As filed with the Securities and Exchange Commission on October 14, 2022.
Registration No. 333-264242

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
Amendment No. 3 to FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
THERMOGENESIS HOLDINGS, INC. (Exact name of registrant as specified in its charter)

Delaware	3821	94-3018487
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2711 Citrus Road Rancho Cordova, California 95742 (916) 858-5100 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffery Cauble

Chief Financial Officer
2711 Citrus Road

Rancho Cordova, California 95742

(916) 858-5100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:\
Curt P. Creely, Esq. Carolyn T. Long, Esq. Foley & Lardner LLP 100 North Tampa Street, Suite 2700 Tampa, Florida 33602 Phone: (813) 229-2300 Fax: (813) 221-4210	Jeffrey Fessler, Esq. Sheppard Mullin Richter & Hampton LLP 30 Rockefeller Plaza, 39th Floor New York, New York 10112 Phone: (212) 653-8700 Fax: (212) 653-8701

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 14, 2022

PRELIMINARY PROSPECTUS

Up to 19,230,769 Units (each Unit contains One Share of Common Stock and One
Common Warrant to Purchase One Share of Common Stock)

Up to 19,230,769 Pre-funded Units (each Pre-funded Unit contains One Pre-funded Warrant to Purchase
One Share of Common Stock and One Common Warrant to Purchase One Share of Common Stock)

Shares of Common Stock Underlying the Common Warrants and

Shares of Common Stock Underlying the Pre-funded Warrants

We are offering up to 19,230,769 units, each unit consisting of one share of our common stock and one common warrant to purchase one share of our common stock (together with the shares of common stock underlying such common warrants). Each common warrant contained in a unit will have an exercise price per share equal to $    per share (100% of the price of each unit sold in this offering). The common warrants contained in the units will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares upon exercise of the warrants (the “Warrant Stockholder Approval”) and will expire on the fifth anniversary of the effective date of the Warrant Stockholder Approval. We are also offering the shares of our common stock that are issuable from time to time upon exercise of the common warrants contained in the units.

We are also offering the opportunity to purchase, if the purchaser so chooses, up to 19,230,769 pre-funded units to purchasers whose purchase of units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering (each pre-funded unit consisting of one pre-funded warrant to purchase one share of our common stock and one common warrant to purchase one share of our common stock) in lieu of units that would otherwise result in a purchaser’s beneficial ownership exceeding 4.99% of our outstanding common stock (or at the election of the purchaser, 9.99%). Each pre-funded warrant contained in a pre-funded unit will be exercisable for one share of our common stock. The purchase price of each pre-funded unit is equal to the price per unit being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant included in the pre-funded unit is $0.001 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants contained in the pre-funded units sold in this offering.

For each pre-funded unit we sell, the number of units we are offering will be decreased on a one-for-one basis. Because we will issue a common warrant as part of each unit or pre-funded unit, the number of common warrants sold in this offering will not change as a result of a change in the mix of the units and pre-funded units sold. Each common warrant contained in a pre-funded unit will have an exercise price per share equal to $      per share (100% of the price of each unit sold in this offering). The common warrants contained in the pre-funded units will be exercisable beginning on the effective date of the Warrant Stockholder Approval and will expire five years after the effective date of the Warrant Stockholder Approval. We are also offering the shares of our common stock that are issuable from time to time upon exercise of the common warrants contained in the pre-funded units.

The units and the pre-funded units will not be issued or certificated. The shares of common stock or pre-funded warrants, as the case may be, and the common warrants can only be purchased together in this offering but the securities contained in the units or pre-funded units will be issued separately. This offering will terminate on December 16, 2022, unless the offering is fully subscribed before that date or we decide to terminate the offering (which we may do at any time in our discretion) prior to that date.

Our common stock is listed on the Nasdaq Capital Market under the symbol “THMO”. On October 11, 2022, the closing sale price of our common stock on the Nasdaq Capital Market was $0.26 per share. The public offering price per unit or pre-funded unit, as the case may be, will be determined between us and the placement agent based on market conditions at the time of pricing, and may be at a discount to the current market price of our common stock. There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the warrants will be limited.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this prospectus, together with the additional information described under the headings:

“Incorporation of Certain Information by Reference” and “Where You Can Find More Information”, and any amendments or supplements carefully before you invest in any of our securities.

Investing in our securities involves risks. You should carefully read and consider the “Risk Factors” beginning on page 5 of this prospectus before investing. You should also consider the risk factors described or referred to in any documents incorporated by reference in this prospectus, and in any applicable prospectus supplement, before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We have retained H.C. Wainwright & Co., LLC to act as our exclusive placement agent in connection with this offering and to use its “best efforts” to solicit offers to purchase the securities being offered pursuant to this prospectus. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus. In addition, because there is no escrow account and no minimum offering amount in this offering, investors could be in a position where they have invested in our Company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan.

	Per Unit	Per Pre-Funded Unit	Total
Public offering price	$	$	$
Placement agent fees (1)	$	$	$
Proceeds, before expenses, to us (2)	$	$	$

(1)	See “Plan of Distribution” beginning on page 15 for more information on this offering and the placement agent fees and expenses.

(2)	We estimate the total expenses of this offering payable by us, excluding the placement agent fee, will be approximately $ . All costs associated with the registration will be borne by us.

Delivery of the securities offered hereby is expected to be made on or about               , 2022.

H.C. Wainwright & Co.

The date of this prospectus is            , 2022.

Unless the context otherwise requires, references in this prospectus to “we,” “us,” “our” or similar terms, as well as references to the “Company,” refer to ThermoGenesis Holdings, Inc. and its consolidated subsidiaries. This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, which we refer to as the SEC or the Commission.

You should rely only on the information contained in this prospectus. We have not, and the placement agent has not, authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus or in any applicable prospectus supplement or free writing prospectus prepared by or on behalf of us to which we have referred you. We are offering to sell, and seeking offers to buy, the securities covered hereby only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not, and the placement agent is not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not, and the placement agent has not, taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside the United States.

We further note that the representations, warranties and covenants made by us in any agreement that is incorporated by reference or filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Information contained in, and that can be accessed through, our website www.thermogenesis.com shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the securities offered hereunder.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus, and does not contain all of the information that you should consider before investing in our securities. You should read this summary together with the entire prospectus, including our financial statements, the notes to those financial statements and the additional information described in this prospectus under the heading “Where You Can Find More Information,” before making an investment decision. See the “Risk Factors” section of this prospectus beginning on page 5 and in the documents incorporated by reference into this prospectus for a discussion of the risks involved in investing in our securities.

Overview

We develop, commercialize, and market a range of automated technologies for chimeric antigen receptor – T (“CAR-T”) and other cell-based therapies. We currently market a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology, including our semi-automated, functionally closed CAR-TXpress™ platform, which streamlines the manufacturing process for the emerging CAR-T immunotherapy market. The Company was founded in 1986 and is incorporated in the State of Delaware and headquartered in Rancho Cordova, CA.

Medical Device Products for Automated Cell Processing

We provide the AutoXpress® and BioArchive® platforms for automated clinical bio-banking, PXP® platform for point-of-care cell-based therapies and CAR-TXpress™ platform for large scale cell manufacturing services. All product lines are reporting as a single reporting segment in the financial statements. We currently manufacture and market the following products:

Clinical Bio-Banking Applications:

●

AXP® II Automated Cell Separation System – an automated, fully closed cell separation system for isolating stem and progenitor cells from umbilical cord blood, registered as a U.S. FDA 510(k) medical device.

●

BioArchive® Automated Cryopreservation System – an automated, robotic, liquid nitrogen controlled-rate-freezing and cryogenic storage system for cord blood samples and cell therapeutic products used in clinical applications, registered as a U.S. FDA 510(k) medical device.

Point-of-Care Applications:

●

PXP® Point-of-Care System – an automated, fully closed, sterile system allows for the rapid, automated processing of autologous peripheral blood or bone marrow aspirate derived stem cells at the point-of-care, such as surgical centers or clinics, registered as a U.S. FDA 510(k) medical device.

●

PXP-LAVARE System – an automated, fully closed system that is designed to wash, re-suspend and volume reduce cell suspensions. It allows for volume manipulation, supernatant or media exchange, and cell washing to occur without comprising cell viabilities and maximizing recoveries, registered as a U.S. FDA 510(k) medical device.

●

PXP-1000 System – an automated, fully closed system that provides fast, reproducible separation of multiple cellular components from blood with minimal red blood cell contamination, registered as a U.S. FDA 510(k) medical device.

Large Scale Cell Processing and Biomanufacturing:

●

X-Series® Products for general laboratory use: X-Lab® for cell isolation, X-Wash® System for cell washing and reformulation, X-Mini® for high efficiency small scale cell purification, and X-BACS® System under development for large scale cell purification using our proprietary Buoyancy-Activated Cell Sorting (“BACS”) technology.

●

CAR-TXpress™ Platform for Clinical Manufacturing – a modular designed, functionally closed manufacturing platform that addresses the critical unmet need for large scale cellular processing and chemistry, manufacturing and controls (“CMC”) needs for manufacturing cellular therapies, including CAR-T cell therapies.

Planned Expansion of Business-- Contract Development and Manufacturing Services for Cell and Cell-Based Gene Therapies

In March 2022, our board of directors approved the planned expansion of our business to include contract development and manufacturing services for cell and cell-based gene therapies. We plan to develop and build-out the capabilities to become a world-class Contract Development and Manufacturing Organization (“CDMO”) for cell and cell-based gene therapies by partnering with Boyalife Genomics Tianjin Ltd., a China-based CDMO organization that is an affiliate our Chairman, President, and Chief Executive Officer (“Boyalife Genomics”), to in-license certain know-how and other intellectual property from Boyalife Genomics, and by leasing and building out a cell manufacturing facility in Sacramento, California. We intend to leverage our existing technology and combine it with the in-licensed technologies to develop a proprietary manufacturing platform for cell manufacturing activities.

We plan to develop and operate our planned CDMO business through a newly formed division named TG Biosynthesis™. It is anticipated that TG Biosynthesis will provide high-quality development and manufacturing capabilities, cell and tissue processing development, quality systems, regulatory compliance, and other cell manufacturing solutions for clients with therapeutic candidates in various stages of development.

According to a recent article published on Science Translational Medicine, cell therapies have become the “next pillar of medicine”. In 2017, US Food and Drug Administration (FDA) approved the first CAR-T cell therapy, Kymriah®, for the treatment of acute lymphoblastic leukemia (ALL). The cellular drug demonstrated close to 90% response rate in the relapsed and refractory cancer patient group. By the end of 2021, FDA had approved five (5) CAR-T therapies for various forms of blood cancers, and globally there were over 1,200 registered CAR-T cell related clinical trials registered on the National Institute of Health (NIH) clinicaltrial.gov website, targeting a variety of blood and solid tumors.

We believe that CDMO cell manufacturing services are becoming increasingly important for cell therapies to make their way through clinical trials. One of the major issues with moving cell therapy products from “bench to bedside” has been manufacturing bottlenecks. The heterogeneous nature of cell therapy products has introduced manufacturing complexity and regulatory concerns, as well as scale-up complexities that are not present within traditional pharmaceutical manufacturing. Additionally, establishing a manufacturing facility for cell therapies requires specific expertise and significant capital which can delay clinical trials. These factors often result in a significant number of cell therapy-based companies seeking CDMOs for their cell manufacturing needs. We believe that we can leverage our current proprietary automated and semi-automated cell processing technologies to more effectively develop CDMO capabilities.

In furtherance of our planned CDMO business, on March 24, 2022, we entered into a License and Technology Access Agreement with Boyalife Genomics (the “Boyalife License Agreement”). Boyalife Genomics is an affiliate of our Chairman and CEO, Dr. Chris Xu, and is a Tianjin, China-based cell manufacturing organization that has developed substantial manufacturing technology relating to cell manufacturing services. Under the terms of the Boyalife License Agreement, Boyalife Genomics granted the Company and its subsidiaries and affiliates a perpetual exclusive license in the United States to use Boyalife Genomics’ existing and future know-how and U.S. patents rights (if any) relating to cell manufacturing and related processes, including the right to sublicense such know-how and patent rights to our affiliates. Notwithstanding the foregoing exclusivity, Boyalife Genomics retains the right to use (but not license) the licensed intellectual property in the U.S. for its internal use in connection with the provision of products and services to third parties. In consideration of this license, we will, among other things, pay to Boyalife Genomics a running royalty of 7.5% of our annual net sales of products and services that are covered by one of more Boyalife Genomics’ granted U.S. patents and 5.0% of other products and services covered by the licensed intellectual property. The royalty will be payable on each licensed product or service for a period of 10 years from the first commercial sale of the product or service (or if patented, until the expiration of the applicable licensed patents), and the license will be royalty-free thereafter on such licensed product or service. The agreement also grants us a right of first refusal to purchase any cell manufacturing business or operation of Boyalife Genomics upon the same terms as any third-party offer to buy such business or operation.

Also on March 24, 2022, we entered into a Lease Agreement (the “CDMO Facility Lease”), with Z3 Investment LLC (“Lessor”) for approximately 35,475 square feet of space in the Sacramento, California area in which we plan to partner with the Lessor to build out into a state-of-the-art current good manufacturing practice (cGMP) compliant facility with 12 cGMP clean room suites (with the Lessor paying to the related build-out costs). The CDMO Facility Lease provides for a lease term beginning on April 1, 2022 and ending on September 30, 2027, with a right of the Company to extend the lease for 2 additional periods of 5 years each. Lessor is an affiliate of our Chairman and CEO, Dr. Xu.

We are targeting the launch of our CDMO services to customers by the end of 2022. The successful development and launch of TG Biosynthesis will require us to raise additional capital, acquire various equipment for the planned operations, hire certain personnel needed to launch the operation, and timely complete the build-out of our leased Sacramento facility. There is no assurance that we will be able to successfully obtain such additional capital resources, as such capital may not be available on reasonable terms, or available at all. We will need to hire, train, and retain additional employees who have experiences in the cell manufacturing field in order for our CDMO business to be successful.

Corporate Information

We are a Delaware corporation with principal executive offices located at 2711 Citrus Road, Rancho Cordova, CA 95742. Our telephone number is (916) 858-5100 and our web site is www.thermogenesis.com.  The information contained in, and that which can be accessed through, our website is not incorporated into and does not form a part of this prospectus.

THE OFFERING

Units offered by us in this offering	Up to 19,230,769 units, each consisting of one share of our common stock and one common warrant to purchase one share of our common stock.

Pre-funded units offered by us in this offering	We are also offering the opportunity to purchase, if the purchaser so chooses, up to 19,230,769 pre-funded units to purchasers whose purchase of units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering (each pre-funded unit consisting of one pre-funded warrant to purchase one share of our common stock and one common warrant to purchase one share of our common stock) in lieu of units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common stock (or, at the election of the purchaser, 9.99%). The purchase price of each pre-funded unit is equal to the price at which the units are being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant included in each pre-funded unit is $0.001 per share. The pre-funded warrants will be exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded unit we sell, the number of units we are offering will be decreased on a one-for-one basis. Because we will issue a common warrant as part of each unit or pre-funded unit, the number of common warrants sold in this offering will not change as a result of a change in the mix of the units and pre-funded units sold. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering.

Common warrants offered by us in the offering	Common warrants to purchase an aggregate of up to 19,230,769 shares of our common stock. Each unit and each pre-funded unit includes a common warrant to purchase one share of our common stock. Under Nasdaq Stock Market Rule 5635(d), the common warrants are not exercisable without stockholder approval. We intend to promptly seek, after this offering, stockholder approval for issuances of shares of common stock issuable upon exercise of the common warrants (the “Warrant Stockholder Approval”). We cannot assure you that we will be able to obtain this requisite approval. The common warrants will be exercisable beginning on the date the Warrant Stockholder Approval is obtained, if at all, and expire on the five (5) year anniversary of the effective date of Warrant Stockholder Approval. Each common warrant will have an exercise price per share equal to $ per share (100% of the price of each unit sold in this offering) and will be immediately separable from the common stock or pre-funded warrant, as the case may be. In the event that we are unable to obtain the Warrant Stockholder Approval, the warrants will not be exercisable and therefore would have no value. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the common warrants.

Common stock outstanding prior to this offering	31,321,362 shares of common stock.

Common stock outstanding after this offering	50,552,131 shares of common stock (assuming the sale of all securities offered hereby, at the assumed public offering price of $0.26 per unit, the closing sale price of our common stock on the Nasdaq Capital Market on October 11, 2022, and assuming no sale of any pre-funded units and no exercise of the common warrants issued in this offering).

Use of proceeds

We intend to use the net proceeds received from this offering to acquire various equipment, hire personnel, and to fund other expenses, all in furtherance of our planned CDMO business, and for other general corporate purposes, including working capital. See “Use of Proceeds” on page 10 of this prospectus.

Reverse Stock Split	Promptly after this offering, we intend to seek stockholder approval to effect a reverse stock split of our shares of common stock at a ratio to be determined. We anticipate that investors who participate in this offering and acquire shares of common stock will be able to vote at that meeting.

Risk factors

Investing in our securities involves a high degree of risk. For a discussion of factors to consider before deciding to invest in our securities, you should carefully review and consider the “Risk Factors” section of this prospectus, as well as the risk factors described or referred to in any documents incorporated by reference in this prospectus, and in any applicable prospectus supplement.

Trading symbol

Our common stock is listed on the Nasdaq Capital Market under the symbol “THMO”. We do not plan on applying to list the pre-funded warrants or the common warrants on the Nasdaq Capital Market, any national securities exchange or any other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants and common warrants will be limited.

The number of shares of common stock outstanding after this offering, as reflected in the table above, is based on the actual number of shares outstanding as of October 11, 2022 which was 31,321,362, and does not include, as of that date:

●	625 shares of our common stock issuable upon the exercise of outstanding stock options under our 2006 Incentive Plan, having a weighted average exercise price of $28.60 per share;

●	125 shares of our common stock issuable upon the exercise of outstanding stock options under our 2012 Incentive Plan, having a weighted average exercise price of $42.00 per share;

●	286,331 shares of our common stock issuable upon the exercise of outstanding stock options under our 2016 Equity Incentive Plan, having a weighted average exercise price of $9.48 per share;

●	653,248 shares of our common stock issuable upon the exercise of outstanding warrants, having a weighted average exercise price of $6.97 per share;

●	43,884,739 shares of common stock issuable upon conversion of outstanding convertible promissory notes; and

●	19,230,769 shares of common stock issuable upon exercise of common warrants offered hereby.

Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the common warrants offered hereby.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding to invest in our securities or to maintain or increase your investment, you should carefully consider the risks described below, in addition to the other information contained in this prospectus as well as the risks and uncertainties set forth under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our other filings with the SEC, which are incorporated by reference herein. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

Risks Related to This Offering

Management will have broad discretion with respect to the use of the proceeds from this offering.

Our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. It is possible that our management may use the net proceeds for general corporate purposes that may not improve our financial condition or market value.

You will experience immediate and substantial dilution in the net tangible book deficit per share of the common stock included in the units or issuable upon exercise of the common warrants or pre-funded warrants in this offering and may experience additional dilution of your investment in the future.

The effective price per share of common stock included in the units or issuable upon exercise of the common warrants or the pre-funded warrants being offered is substantially higher than the net tangible book value per share of our common stock outstanding prior to this offering.  Based on the assumed public offering price of  $0.26 per unit (the last reported sale price of our common stock on the Nasdaq Capital Market on October 11, 2022) and the assumed public offering price of $0.259 per pre-funded unit (the last reported sale price of our common stock on the Nasdaq Capital Market on October 11, 2022 minus $0.001), being sold in this offering, and our net tangible book value per share as of June 30, 2022, if you purchase units and/or pre-funded units in this offering, you will suffer immediate and substantial dilution of $0.11 per share, with respect to the net tangible book value of the common stock.  Furthermore, if outstanding options or warrants are exercised or the common warrants sold in this offering are exercised, you could experience further dilution. See the section titled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase units in this offering.

Subject to the lock-up provisions described under “Plan of Distribution,” we are generally not restricted from issuing additional securities including shares of common stock, securities that are convertible into or exchangeable for, or that represent the right to receive common stock or substantially similar securities. We may conduct one or more additional offerings following this offering.

The issuance of securities in these or any other offerings may cause further dilution to our stockholders, including investors in this offering. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, including investors who purchase securities in this offering.

If our common stock is delisted from Nasdaq, the liquidity and price of our common stock could decrease and our ability to obtain financing could be impaired.

On March 7, 2022, we received a notification letter from The Nasdaq Stock Market (“Nasdaq”) stating that we are not in compliance with the Minimum Bid Price Requirement, which requires our listed securities to maintain a minimum bid price of $1.00 per share. The notification stated that we have a compliance period of 180 calendar days, or until September 6, 2022, to regain compliance with the Minimum Bid Price Requirement. If at any time during this 180-day compliance period the closing bid price of our common stock is at least $1.00 per share for a minimum of ten consecutive business days, then Nasdaq will provide us with written confirmation of compliance and the matter will be closed.

We were unable to regain compliance with the bid price requirement by September 5, 2022. However, on September 7, 2022, we received a notice from Nasdaq granting us an additional 180 calendar days, or until March 6, 2023, to regain compliance with the minimum $1.00 bid price per share requirement for continued listing on the Nasdaq Capital Market. Nasdaq determined that we are eligible for the second compliance period due to our meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market, with the exception of the bid price requirement, and our written notice of our intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

To regain compliance during the additional time period, the closing bid price of our common stock must be at least $1.00 per share for a minimum of ten (10) consecutive business days. Promptly after this offering, we intend to seek stockholder approval to effect a reverse stock split of our shares of common stock at a ratio to be determined. We intend to monitor the closing bid price of our common stock during the additional compliance period and may, if appropriate and if approved by our stockholders, implement a reverse stock split in an effort to regain compliance with the minimum bid price requirement under the Nasdaq Listing Rules.  There is no assurance that our stockholders will approve a reverse stock split or that a reverse stock split will achieve any of the desired results. If we fail to regain compliance during the second compliance period, our common stock will be subject to delisting by Nasdaq. At that time, we would have the ability to appeal the determination to a Hearings Panel.

Any delisting of our common stock from the Nasdaq Capital Market could adversely affect our ability to attract new investors, decrease the liquidity of our outstanding shares of common stock, reduce our ability to raise additional capital, reduce the price at which our common stock trades, and increase the transaction costs inherent in trading such shares with overall negative effects for our stockholders. In addition, the delisting of our common stock could deter broker-dealers from making a market in or otherwise seeking or generating interest in our common stock and might deter certain institutions and persons from investing in our securities at all. Moreover, if our common stock is delisted, it may come within the definition of “penny stock” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which imposes additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors.

The exclusive jurisdiction and waiver of trial by jury clauses set forth in the form of securities purchase agreement and the exclusive jurisdiction clause set forth in the warrants to be issued to purchasers in this offering may have the effect of limiting a purchaser’s rights to bring legal action against us and could limit a purchaser’s ability to obtain a favorable judicial forum for disputes with us.

Section 5.9 of the securities purchase agreement (a form of which has been filed as exhibit 10.39 to the Registration Statement on Form S-1 of which this prospectus forms a part), which may be executed by certain institutional investors in this offering, provides for investors to consent to exclusive jurisdiction to courts located in New York, New York and Section 5.21 provides for a waiver of the right to a trial by jury. The waiver of jury trial provision in the securities purchase agreement will not apply to claims under federal securities laws.  The same exclusive jurisdiction provisions are also set forth in Section 5(e) of the warrants to be issued to purchasers in this offering (forms of which have been filed as exhibits 10.40 and 10.41 to the Registration Statement on Form S-1 of which this prospectus forms a part). These provisions may have the effect of limiting the ability of investors to bring a legal claim against us due to geographic limitations and/or preference for a trial by jury and may limit an investor’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

A decline in the price of our common stock could adversely affect our ability to raise working capital.

Although there is a public market for our common stock, we can give no assurance that an active and liquid public market for the shares of the common stock will continue in the future. In addition, future sales of large amounts of common stock could adversely affect the market price of our common stock and our ability to raise capital. The price of our common stock could also drop as a result of the exercise of options for common stock or the perception that such sales or exercise of options could occur or a delisting of our common stock from the Nasdaq Capital Market. These factors could also have a negative impact on the liquidity of our common stock and our ability to raise working capital through future stock offerings.

We do not pay cash dividends.

We have never paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. Instead, we intend to apply earnings, if any, to the expansion and development of our business. Thus, the liquidity of your investment is dependent upon your ability to sell stock at an acceptable price. The price may increase or decrease and may limit your ability to realize any value from your investment, including the initial purchase price.

The common warrants are not exercisable until stockholder approval and may not have any value.

Under Nasdaq Stock Market Rule 5635(d), the common warrants are not exercisable unless we obtain the Warrant Stockholder Approval for the issuance of shares issuable upon exercise of the common warrants. While we intend to promptly seek the Warrant Stockholder Approval, there is no guarantee that the Warrant Stockholder Approval will ever be obtained. The common warrants will be exercisable commencing on the date Warrant Stockholder Approval is obtained, if at all, at an initial exercise price equal to $     per share (100% of the price of each unit sold in this offering).  In the event that the price of a share of our common stock does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value. If we are unable to obtain the Warrant Stockholder Approval, the warrants will have no value. The warrants will expire on the fifth anniversary of the effective date of the Warrant Stockholder Approval.

Holders of our pre-funded warrants or common warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your pre-funded warrants or common warrants, you will have no rights with respect to shares of our common stock issuable upon exercise of your pre-funded warrants or common warrants. Upon exercise of your pre-funded warrants or common warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares. All of the shares of common stock issued in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”).

The pre-funded warrants and the common warrants in this offering are speculative in nature.

Neither the pre-funded warrants nor the common warrants in this offering confer any rights of common stock ownership on its holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price, as the case may be, and, with respect to the common warrants, during a fixed period of time. Specifically, commencing on the date of issuance, holders of the pre-funded warrants may exercise their right to acquire common stock and pay an exercise price of $0.001 per share at any time until the pre-funded warrants are exercised in full. The common warrants will be exercisable beginning on the date the Warrant Stockholder Approval is obtained, if at all, at an exercise price of $      per share of common stock (100% of the price of each unit sold in this offering), and will expire on the fifth anniversary of the effective date of the Warrant Stockholder Approval.

Moreover, following this offering, the market value of the pre-funded warrants and the common warrants, if any, is uncertain and there can be no assurance that the market value of the pre-funded warrants or the common warrants will equal or exceed their imputed offering price. There can also be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the common warrants, and consequently, whether it will ever be profitable for holders of the common warrants to exercise the common warrants.

There is no public market for the common warrants or the pre-funded warrants to purchase shares of our common stock included in the units and the pre-funded units being offered by us in this offering.

There is no established public trading market for the common warrants or the pre-funded warrants included in the units and the pre-funded units being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the common warrants or the pre-funded warrants on any national securities exchange or other nationally recognized trading system, including the Nasdaq Capital Market. Without an active market, the liquidity of the common warrants and the pre-funded warrants will be limited.

There is substantial doubt about our ability to continue as a going concern. Even if this offering is successful, we will need additional funding to continue our operations, which may not be available on a timely basis or on favorable terms, if at all.

We have incurred substantial operating losses since our inception. As reflected in our consolidated financial statements, we had an accumulated deficit of approximately $259.5 million at June 30, 2022, a net loss of approximately $2.8 million for the quarter ended June 30, 2022, and approximately $5.1 million of net cash used in operating activities for the quarter ended June 30, 2022. Our independent registered public accounting firm has issued a going concern opinion on our consolidated financial statements as of December 31, 2021, expressing substantial doubt that we can continue as an ongoing business due to insufficient capital for us to fund our operations. As of June 30, 2022, the Company’s current existing cash and cash equivalents was approximately $4.0 million. These factors and other indicators raise substantial doubt about our ability to continue as a going concern within one year from the date of this prospectus.

Even if this offering is successful, we will need additional financing to grow our business, fund operating expenses and make interest payments, as well as to fund our planned expansion into CDMO business. We have historically financed operations through primarily private and public placement of equity securities and our line of credit facility. In order to raise additional capital, we may seek to sell additional equity and/or debt securities or obtain an additional credit facility or other loans, which we may not be able to do on favorable terms, or at all. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly restrict our operations, reduce our operating expenses and delay, scale back or discontinue our planned expansion into CDMO business or obtain funds by entering into agreements on unfavorable terms.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. We have made these statements in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this prospectus and the documents incorporated by reference into this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objectives of management for future operations, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” “believes,” or the negative thereof or any variation thereon or similar terminology or expressions.

We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors which could materially affect our results and our future performance include, without limitation:

●	the sufficiency and source of capital required to fund our operations and in furtherance of our business plan;

●	our ability to remain listed on the Nasdaq Capital Market and remain in compliance with its listing standards;

●	the global perception of the clinical utility of banked cord blood and the amount of investment in research and development supporting clinical data for additional applications;

●	delays in commencing or completing clinical testing of products;

●	the success of any collaborative arrangements to commercialize our products;

●	our reliance on significant distributors or end users;

●	the availability and sufficiency of commercial scale manufacturing facilities and reliance on third-party contract manufacturers;

●	our ability to protect our patents and trademarks in the U.S. and other countries; and

●

other factors set forth under the heading “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC, as well as any update in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed from time to time with the SEC, that are incorporated by reference into this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $4,263,842 from the sale of our securities in this offering, based on an assumed public offering price of $0.26 per unit, the last reported sale price of our common stock on the Nasdaq Capital Market on October 11, 2022, and assuming the sale of 19,230,769 units and no sale of any pre-funded units in this offering after deducting the placement agent fees and estimated offering expenses payable by us. The public offering price per unit or pre-funded unit will be negotiated between us and the placement agent based on market conditions at the time of pricing, and may be at a discount to the current market price of our common stock. This amount excludes the proceeds, if any, from the exercise of common warrants in this offering. If all of the common warrants sold in this offering were to be exercised in cash at an exercise price of $   per share (100% of the price of each unit sold in this offering), we would receive additional net proceeds of up to $      . We cannot predict when or if these common warrants will be exercised. It is possible that these common warrants may expire and may never be exercised.

We intend to use the net proceeds from this offering to acquire various equipment, hire personnel, and to fund other expenses, all in furtherance of our planned CDMO business, and for other general corporate purposes, including working capital.  We have not otherwise determined the amounts we plan to spend on more specific areas or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

A $0.10 increase or decrease in the assumed public offering price of $0.26 per unit, based on the last reported sale price for our common stock as reported on the Nasdaq Capital Market on October 11, 2022, would decrease or increase the number of units sold in this offering by approximately 5,341,880 units and 12,019,231 units, respectively, which would decrease or increase the amount of common stock issued by 5,341,880 shares and 12,019,231 shares, respectively, and the number of common warrants issued by 5,341,880 common warrants and 12,019,231 common warrants, respectively, assuming no sale of any pre-funded units.

Similarly, a one million unit or pre-funded unit increase or decrease in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase or decrease the net proceeds to us by approximately $228,800 assuming the assumed public offering price of $0.26 per unit and no sale of any pre-funded units in this offering, and after deducting estimated placement agent fees and expenses and estimated offering expenses payable by us.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and capitalization as of June 30, 2022:

●	on an actual basis; and

●

on an as adjusted basis to give effect to the assumed sale by us of 19,230,769 units in this offering at an assumed public offering price of $0.26 per unit, based on the last reported sale price of our common stock on the Nasdaq Capital Market on October 11, 2022, assuming no sale of any pre-funded units in this offering, after deducting the placement agent fees and estimated offering expenses payable by us.

You should read this information in conjunction with our consolidated financial statements and notes thereto incorporated by reference into this prospectus.

	Actual	As Adjusted

Cash and cash equivalents	$4,001,000	$8,265,000
Total liabilities	$15,818,000	$15,818,000
Stockholders’ equity:
Preferred stock, $0.001 par value; 2,000,000 shares authorized, none outstanding	--	--
Common stock, $0.001 par value; 350,000,000 shares authorized; 27,779,440 issued and outstanding on an actual basis, 47,010,209 issued and outstanding on an as adjusted basis	28,000	46,000
Paid in capital in excess of par	265,596,000	269,842,000
Accumulated deficit	(259,521,000)	(259,521,000)
Accumulated other comprehensive loss	76,000	76,000
Total ThermoGenesis Holdings, Inc. stockholders’ equity	$6,179,000	$10,443,000
Noncontrolling interests	(670,000)	(670,000)
Total equity	$5,509,000	$9,773,000
Total liabilities and equity	$21,327,000	$25,591,000

The table above is based on 27,779,440 shares of our common stock outstanding as of June 30, 2022 and excludes:

●	839 shares of our common stock issuable upon the exercise of outstanding stock options under our 2006 Incentive Plan, having a weighted average exercise price of $53.44 per share;

●	500 shares of our common stock issuable upon the exercise of outstanding stock options under our 2012 Incentive Plan, having a weighted average exercise price of $131.99 per share;

●	290,081 shares of our common stock issuable upon the exercise of outstanding stock options under our 2016 Equity Incentive Plan, having a weighted average exercise price of $9.44 per share;

●	653,248 shares of our common stock issuable upon the exercise of outstanding warrants, having a weighted average exercise price of $6.97 per share;

●	29,235,002 shares of common stock issuable upon conversion of outstanding convertible promissory notes; and

●	19,230,769 shares of common stock issuable upon exercise of common warrants offered hereby.

DILUTION

If you purchase our securities in this offering, you will experience dilution in the net tangible book value per share of the common stock you purchase to the extent of the difference between the combined public offering price per share and related warrants and the as adjusted net tangible book value per share of our common stock immediately after this offering, assuming no value is attributed to the warrants.

Our historical net tangible book value is the amount of our total tangible assets less our related liabilities plus the amount allocated to our non-controlling interests. Our historical net tangible book value per share is our historical net tangible book value divided by the number of shares of common stock outstanding as of June 30, 2022. Our historical net tangible book value as of June 30, 2022, was approximately $3,426,000, or $0.12 per share of common stock.

As adjusted net tangible book value is our historical net tangible book value, after giving effect to the assumed sale by us of 19,230,769 units in this offering at an assumed public offering price of $0.26 per unit, based on the last reported sale price of our common stock on the Nasdaq Capital Market on October 11, 2022, assuming no sale of any pre-funded units in this offering and after deducting estimated placement agent’s fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2022, would have been approximately $7,690,000, or approximately $0.15 per share, which excludes the common warrants to purchase shares of our common stock to be issued to investors in this offering. This represents an immediate increase in net tangible book value of approximately $0.03 per share to existing stockholders and an immediate dilution of approximately $0.11 per share to new investors purchasing shares of our common stock and warrants in this offering. The following table illustrates this per share dilution:

Assumed combined public offering price per unit		$0.26
Historical net tangible book value per share as of June 30, 2022	$(0.12)
Increase in historical net tangible book value per share attributable to this offering	0.03
As adjusted net tangible book value per share as of June 30, 2022 after this offering		0.15
Dilution in as adjusted net tangible book value per share to new investors		$0.11

This table does not take into account further dilution to new investors that could occur upon the exercise of the warrants offered hereby or outstanding options and warrants having a per share exercise price less than the public offering price per share in this offering. To the extent that outstanding options or warrants are exercised, or restricted stock units vest and settle, investors purchasing our common stock will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The number of shares of common stock outstanding after this offering as reflected in the table above, is based on the actual number of shares outstanding as of June 30, 2022, which was 27,779,440, and does not include, as of that date:

●	839 shares of our common stock issuable upon the exercise of outstanding stock options under our 2006 Incentive Plan, having a weighted average exercise price of $53.44 per share;

●	500 shares of our common stock issuable upon the exercise of outstanding stock options under our 2012 Incentive Plan, having a weighted average exercise price of $131.99 per share;

●	290,081 shares of our common stock issuable upon the exercise of outstanding stock options under our 2016 Equity Incentive Plan, having a weighted average exercise price of $9.44 per share;

●	653,248 shares of our common stock issuable upon the exercise of outstanding warrants, having a weighted average exercise price of $6.97 per share;

●	29,235,002 shares of common stock issuable upon conversion of outstanding convertible promissory notes; and

●	19,230,769 shares of common stock issuable upon exercise of common warrants offered hereby.

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of our capital stock. This description does not purport to be complete and is subject to and qualified in its entirety by reference to the Delaware General Corporation Law and to our charter and our bylaws. For a more complete understanding of our securities, we encourage you to read carefully this entire prospectus, as well as our charter and our bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Shares Authorized for Issuance

Our charter provides that we may issue up to 350,000,000 shares of common stock, $0.001 par value, up to 100,000,000 shares of Class B common stock, $0.001 par value, and up to 2,000,000 shares of preferred stock, $0.001 par value. As of October 11, 2022, there were 31,321,362 shares of our common stock issued and outstanding and no shares of our Class B common stock or preferred stock issued and outstanding.

Common Stock

Each holder of our common stock is entitled to one vote for each share held on all matters submitted to a vote of our stockholders, except matters that relate only to any outstanding series of preferred stock that the Company may designate in the future. No holder has any cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose.

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably, on a share-for-share basis as if all shares of common stock and Class B common stock were of a single class, those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds; provided, however, that any dividends payable in shares of common stock or Class B common stock (or payable in rights to subscribe for or to purchase shares of common stock or Class B common stock) shall be declared and paid at the same rate on each class of common stock, and Class B common stock and any dividends payable in shares of common stock (or payable in rights to subscribe for or to purchase shares of common stock) shall only be paid to holders of common stock and dividends payable in shares of Class B common stock (or rights to subscribe for or to purchase shares of Class B common stock) shall only be paid to holders of Class B common stock.

In the event of liquidation, dissolution or winding up of the Company, holders of common stock will be entitled to share ratably, on a share-for-share basis as if all shares of common stock and Class B common stock were of a single class, in the net assets legally available for distribution to stockholders after the payment of all of the debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Holders of common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.  The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Class B Common Stock

Except as otherwise required by law, the holders of Class B common stock shall not be entitled to vote on any matter submitted to a vote of our stockholders.

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of Class B common stock are entitled to receive ratably, on a share-for-share basis as if all shares of Class B common stock and common stock were of a single class, those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds; provided, however, that any dividends payable in shares of Class B common stock or common stock (or payable in rights to subscribe for or to purchase shares of Class B common stock or common stock) shall be declared and paid at the same rate on each class of Class B common stock and common stock, and any dividends payable in shares of common stock (or payable in rights to subscribe for or to purchase shares of common stock) shall only be paid to holders of common stock and dividends payable in shares of Class B common stock (or rights to subscribe for or to purchase shares of Class B common stock) shall only be paid to holders of Class B common stock.

In the event of liquidation, dissolution or winding up of the Company, holders of Class B common stock will be entitled to share ratably, on a share-for-share basis as if all shares of Class B common stock and common stock were of a single class, in the net assets legally available for distribution to stockholders after the payment of all of the debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Holders of Class B common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Class B common stock.  The rights, preferences, and privileges of the holders of Class B common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

We may, from time to time, issue preferred stock with the rights, preferences and privileges established by the Company’s board of directors.

Effect of Certain Provisions of Our Charter and Bylaws

Some provisions of Delaware law and our charter and bylaws contain provisions that could make the following transactions more difficult:

●	acquisition of us by means of a tender offer;

●	acquisition of us by means of a proxy contest or otherwise; or

●	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to promote stability in our management. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

●             Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

●             Stockholder Meetings. Our bylaws provide that a special meeting of stockholders may be called only by the board of directors.

●             Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors.

●             Board of Directors Vacancies. Under our bylaws, any vacancy on the board of directors, including a vacancy resulting from an enlargement of the board of directors, may be filled by vote of a majority of the remaining directors. The stockholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors.

●             Board of Directors Size. Under our bylaws, the board of directors has the power to set the size of the board. The ability to increase or decrease the size of the board in conjunction with the other provisions above could make it more difficult for a third party to acquire control of the Company.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law (“DGCL”). This law prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

●             prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●             upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●             on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combination” to include:

●             any merger or consolidation involving the corporation and the interested stockholder;

●             any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;

●             in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder; or

●             the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering (i) up to 19,230,769 units, each unit consisting of one share of our common stock and one common warrant to purchase one share of our common stock, and (ii) up to 19,230,769 pre-funded units, each pre-funded unit consisting of one pre-funded warrant to purchase one share of our common stock and one common warrant to purchase one share of our common stock. For each pre-funded unit we sell, the number of units we are offering will be decreased on a one-for-one basis. The share of common stock and accompanying common warrant included in each unit will be issued separately, and the pre-funded warrant to purchase one share of common stock and the accompanying common warrant included in each pre-funded unit will be issued separately. Units will not be issued or certificated. We are also registering the shares of common stock included in the units and the shares of common stock issuable from time to time upon exercise of the pre-funded warrants included in pre-funded units and common warrants included in the units and the pre-funded units offered hereby.

Common Stock

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, except matters that relate only to one or more of the series of preferred stock, and each holder does not have cumulative voting rights.

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Holders of common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Pre-Funded Warrants

The following summary of certain terms and provisions of pre-funded warrants included in the pre-funded units that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price

Each pre-funded warrant will have an initial exercise price per share equal to $0.001. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The pre-funded warrants will be issued separately from the accompanying common warrants included in the pre-funded units, and may be transferred separately immediately thereafter.

Exercisability

The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded units in this offering may also elect, prior to the issuance of the pre funded warrants, to have the initial exercise limitation set at 9.99% of our outstanding common stock.

Cashless Exercise

If, at the time a holder exercises its pre-funded warrants, a registration statement registering the issuance of the shares of common stock underlying the pre-funded warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Transferability

Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the pre-funded warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder

Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

Common Warrants

The following summary of certain terms and provisions of common warrants included in the units and the pre-funded units that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the common warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of common warrant for a complete description of the terms and conditions of the common warrants.

Duration and Exercise Price

Each common warrant included in the units and the pre-funded units offered hereby will have an initial exercise price per whole share equal to $        per share (100% of the price of each unit sold in this offering). The common warrants will expire on the fifth anniversary of the effective date of the Warrant Stockholder Approval. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The common warrants will be issued separately from the common stock included in the units, or the pre-funded warrants included in the pre-funded units, as the case may be, and may be transferred separately immediately thereafter. A common warrant to purchase one share of our common stock will be included in each unit or pre-funded unit purchased in this offering.

Exercisability

Under Nasdaq Stock Market Rule 5635(d), the common warrants are not exercisable without the Warrant Stockholder Approval. We intend to promptly seek stockholder approval for issuances of shares of common stock issuable upon exercise of the common warrants but we cannot assure you that such approval will be obtained. We have agreed with H.C. Wainwright & Co., LLC, the placement agent for this offering, that if we do not obtain stockholder approval for the issuance of the shares of common stock upon exercise of the warrants at the first shareholder meeting for such purpose after this offering, we will call a shareholder meeting every 45 days thereafter until the earlier of the date we obtain such approval or the common warrants are no longer outstanding.  Subject to our receipt of the Warrant Stockholder Approval, the common warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the common warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s common warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants. Purchasers of the common warrants may also elect, prior to the issuance of common warrants in this offering, to have the initial exercise limitation set at 9.99% of our outstanding common stock.

Cashless Exercise

If, at the time a holder exercises its common warrants, a registration statement registering the issuance of the shares of common stock underlying the common warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the common warrants.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the common warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Transferability

Subject to applicable laws, a common warrant may be transferred at the option of the holder upon surrender of the common warrant to us together with the appropriate instruments of transfer.

Exchange Listing

We do not intend to list the common warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder

Except as otherwise provided in the common warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the common warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their common warrants.

Fundamental Transactions

If we (i) effect any merger or consolidation with or into another person, (ii) effect any sale of all or substantially all of our assets in one or a series of related transactions, (iii) complete any tender offer or exchange offer pursuant to which holders of common stock are permitted to tender or exchange their shares for other securities, cash or property, (iv) effect any reclassification of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for other securities, cash or property, or (v) other similar transactions, then the warrant will become the right thereafter to receive, upon exercise, the number of shares of common stock of the successor or acquiring corporation (or the Company, if it is the survivor) and any additional consideration receivable upon such a fundamental transaction by holders of shares of common stock immediately prior to such transaction.

DIVIDEND POLICY

We currently intend to retain any future earnings to finance the growth and development of our business. Therefore, we do not anticipate declaring or paying any cash dividends in the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

PLAN OF DISTRIBUTION

H.C. Wainwright & Co., LLC (the “Placement Agent” or “Wainwright”) has agreed to act as our exclusive placement agent in connection with the offering pursuant to the terms and conditions of an engagement agreement. The Placement Agent is not purchasing or selling any securities offered by this prospectus, and is not required to arrange for the purchase or sale of any specific number or dollar amount of securities, but will use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. We will enter into a securities purchase agreement directly with certain institutional investors. The Placement Agent may retain one or more brokers, dealers or sub-agents in connection with the offering.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about , 2022.

Fees and Expenses

	Per Unit	Per Pre- Funded Unit
Placement Agent Fees
Total

We have agreed to pay to the Placement Agent a placement agent fee equal to seven percent (7%) of the aggregate gross proceeds to us from the sale of the securities in the offering. In addition, upon a closing, we have agreed to pay the Placement Agent, as a percentage of the offering proceeds per closing, a management fee equal to 1.0% of the gross proceeds from this offering; $25,000 for non-accountable expenses, an expense allowance of $100,000 for legal fees and other out-of-pocket expenses, up to $2,500 for third party electronic road show expenses, and $15,950 for clearing fees, subject to compliance with FINRA Rule 5110(f)(2)(D)(i). After giving effect to the sale by us of 19,230,769 units in this offering at an assumed public offering price of $0.26 per unit, based on the last reported sale price of our common stock on the Nasdaq Capital Market on October 11, 2022, assuming no sale of any pre-funded units in this offering, we expect that the maximum payable compensation to the Placement Agent set forth in this paragraph will be approximately 8% of the gross proceeds of this offering. We estimate the total offering expenses of this offering that will be payable by us, excluding the Placement Agent’s fees and expenses, will be approximately $336,000.  Any advance of expenses shall be applied against actual out-of-pocket accountable expenses, which will be returned to us to the extent such out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We have granted the Placement Agent a right of first refusal for a period of six-months following the closing date of this offering, to act as the sole book-running manager, sole underwriter or sole placement agent for any public or private offering of equity, equity linked or debt securities of the company or any subsidiary of the company.  The Placement Agent will also be entitled to a cash fee equal to 7% of the gross proceeds received by us with respect to any public or private offering or other financing of any kind to the extent that such financing is provided to us directly or indirectly by investors whom the Placement Agent introduced to us during the term of our engagement agreement with the Placement Agent, if such financing is consummated at any time within the six-month period following the expiration or termination of our engagement agreement with the Placement Agent.

Lock-Up Agreements

We have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 90 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of the Placement Agent or the institutional investors that enter into a securities purchase agreement.

Either the Placement Agent or the institutional investors that enter into a securities purchase agreement may in its or their sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Placement Agent or such institutional investors will consider, among other factors, the reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Indemnification

The engagement agreement provides that we will indemnify the Placement Agent against specified liabilities, including liabilities under the Securities Act. The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock, overallotment purchase rights and warrants by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

●	may not engage in any stabilization activity in connection with our shares; and

●

may not bid for or purchase any of our shares or attempt to induce any person to purchase any of our shares, other than as permitted under the Exchange Act, until it has completed its participation in the distribution of shares in this offering.

Other Relationships

From time to time, the Placement Agent and its affiliates have provided, and may in the future provide, various investment banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. The Placement Agent has acted as sales agent pursuant to an At The Market Offering Agreement, dated December 31, 2019, as amended on May 19, 2020 and February 3, 2022, for which the Placement Agent received compensation. In addition, in the course of their businesses, the Placement Agent and its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the Placement Agent and its affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, and except as set forth in this paragraph, the Placement Agent has not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus.

Listing of Common Stock

Our common stock is listed on the Nasdaq Capital Market under the symbol “THMO”.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon by Foley & Lardner LLP, Tampa, Florida. Certain other legal matters will be passed upon for the placement agent by Sheppard Mullin Richter & Hampton LLP, New York, New York, in connection with this offering.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020 appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock and warrants to purchase shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement of which this prospectus is a part and the exhibits to such registration statement. For further information with respect to us and the common stock and warrants offered by this prospectus, we refer you to the registration statement of which this prospectus is a part and the exhibits to such registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document incorporated by reference or filed as an exhibit to the registration statement of which this prospectus is a part. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement of which this prospectus is a part, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including ThermoGenesis Holdings, Inc. The SEC’s Internet site can be found at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 2711 Citrus Road, Rancho Cordova, CA 95742 or telephoning us at (916) 858-5100.

We are subject to the information and reporting requirements of the Exchange Act, and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.thermogenesis.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 28, 2022;

●	Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2021, filed with the SEC on April 8, 2022;

●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, filed with the SEC on May 20, 2022.

●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022, filed with the SEC on August 11, 2022.

●

Our Current Reports on Form 8-K filed on January 14, 2022, February 3, 2022, March 8, 2022, March 10, 2022, March 23, 2022, March 28, 2022, June 16, 2022, June 23, 2022, July 5, 2022, July 6, 2022, July 28, 2022, September 8, 2022; and

●

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before we terminate the offering under this prospectus.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from us, at no cost, by writing or telephoning us at: ThermoGenesis Holdings, Inc., (916) 858-5100, 2711 Citrus Road, Rancho Cordova, CA 95742, Attention: Corporate Secretary.

The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the filing is made. Information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we file with the SEC, unless we specified in such report, is not incorporated by reference in this prospectus.

Up to 19,230,769 Units (each Unit contains One Share of Common Stock and One
Common Warrant to Purchase One Share of Common Stock)

Up to 19,230,769 Pre-funded Units (each Pre-funded Unit contains One Pre-funded Warrant to Purchase
One Share of Common Stock and One Common Warrant to Purchase One Share of Common Stock)

Shares of Common Stock Underlying the Common Warrants and

Shares of Common Stock Underlying the Pre-funded Warrants

PROSPECTUS

H.C. Wainwright & Co.

, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

Amount to be Paid
SEC registration fee	$3,708
FINRA filing fee	$6,500
Accounting fees and expenses	$50,000
Legal fees and expenses	$200,000
Transfer agent and registrar fees	$10,000
Miscellaneous fees and expenses	$66,000
Total	$336,208

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “Delaware Law”) enables a corporation, in its original certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Sixth Amended and Restated Certificate of Incorporation, as amended (Certificate of Incorporation), contains such a provision.

In addition, Section 145 of the Delaware Law provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to criminal proceedings, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against expenses (including attorneys’ fees) that he or she actually and reasonably incurred. The Company’s Certificate of Incorporation and Restated Bylaws provide for indemnification of directors and officers to the fullest extent permitted by the Delaware Law.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this Registration Statement, we issued the securities described below that were not registered under the Securities Act.

On April 19, 2019, we entered into a Securities Purchase Agreement with an accredited investor pursuant to which we issued and sold to such investor 444,444 pre-funded warrants of our common stock for a purchase price of $1.70 per pre-funded warrant. Each pre-funded warrant is immediately exercisable for one share of common stock at an exercise price of $0.10 per share and will remain exercisable until exercised in full. A holder of a pre-funded warrant does not have the right to exercise any portion of its warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% or 9.99%, as applicable, of the number of shares of our common stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that the holder may increase or decrease the Beneficial Ownership Limitation, although any increase will not be effective until the 61st day after a notice of increase is delivered to us and the holder may not increase the Beneficial Ownership Limitation in excess of 9.99%. The gross proceeds to us, excluding the proceeds, if any, from the exercise of the pre-funded warrants, was approximately $755,555. The offering of the pre-funded warrants and the shares of common stock issuable upon the exercise of the pre-funded warrants were not registered under the Securities Act and were offered and sold pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder.

On July 23, 2019, we entered into a Securities Purchase Agreement with an accredited investor, pursuant to which we issued and sold to such investor an unsecured convertible promissory note in the original principal amount of $1,000,000 (the “July 2019 Note”). The July 2019 Note is convertible into shares of our common stock at a conversion price equal to the lower of (a) $1.80 per share or (b) 90% of the closing sale price of our common stock on the date of conversion (subject to a floor conversion price of $0.50). The July 2019 Note bears interest at the rate of twenty-four percent (24%) per annum and is payable quarterly in arrears. Unless sooner converted, all principal under the July 2019 Note, together with all accrued and unpaid interest thereupon, will be due and payable three years from the date of the issuance on July 31, 2022. The offering of the July 2019 Note was not registered under the Securities Act pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index below and are either filed herewith or incorporated by reference herein.

EXHIBIT INDEX

Exhibit No.	Description
1.1**	Engagement Letter, dated as of March 8, 2022, between ThermoGenesis Holdings, Inc. and H.C. Wainwright & Co., LLC
1.2	Engagement Letter Amendment, dated October 14, 2022, between ThermoGenesis Holdings, Inc. and H.C. Wainwright & Co., LLC.
1.3	At the Market Offering Agreement, dated December 13, 2019, by and between ThermoGenesis Holdings, Inc. and H.C. Wainwright & Co., LLC, incorporated by reference to Exhibit 1.2 to the Registration Statement on Form S-3 (Registration No. 333-235509) filed on December 13, 2019.
1.4

Amendment No.1 to At the Market Offering Agreement dated May 19, 2020, by and between ThermoGenesis Holdings, Inc. and H.C. Wainwright & Co., LLC, incorporated by reference to Exhibit 1.1 to Form 8-K filed May 20, 2020.

1.5

Amendment No. 2 to At the Market Offering Agreement dated May 19, 2020, by and between ThermoGenesis Holdings, Inc. and H.C. Wainwright & Co., LLC, incorporated by reference to Exhibit 1.3 to Form 8-K filed February 3, 2022.

3.1	Amended and Restated Certificate of Incorporation of ThermoGenesis Holdings, Inc. dated as of July 5, 2020, incorporated by reference to Exhibit 3.1 to Form 8-K filed June 6, 2020.
3.2	Amended and Restated Bylaws of ThermoGenesis Holdings, Inc., incorporated by reference to Exhibit 3.2 to Form 8-K filed with the SEC on October 30, 2019.
3.3	First Amendment to the Amended and Restated Bylaws of ThermoGenesis Holdings, Inc., incorporated by reference to Exhibit 3.1 to Form 8-K filed December 17, 2021.
3.4	Second Amendment to Amended and Restated Bylaws of ThermoGenesis Holdings, Inc., incorporated by reference to Exhibit 3.1 to Form 8-K filed July 6, 2022.
4.1	Form of Common Stock Purchase Warrant, incorporated by reference to Exhibit 4.1 to Form 8-K filed with the SEC on March 28, 2018.
4.2	Form of Common Warrant, incorporated by reference to Exhibit 10.37 of amended Registration Statement on Form S-1 filed with the SEC on May 14, 2018.
4.3

Investors’ Rights Agreement, dated January 1, 2019, among CARTXpress Bio, Inc., Bay City Capital Fund V, L.P., and Bay City Capital Fund V Co-Investment Fund, L.P., incorporated by referenced to Exhibit 10.3 to Form 8-K filed with the SEC on January 4, 2019.

4.4

Form of Convertible Promissory Note, dated as of July 23, 2019, between ThermoGenesis Holdings, Inc. and Orbrex USA Co., incorporated by reference to Exhibit 4.1 to Form 8-K filed with the SEC on July 29, 2019.

4.5**	Description of Securities Registered Under Section 12 of the Securities Exchange Act of 1934.
5.1**	Opinion of Foley & Lardner LLP
10.1	Form of Stock Option Award Agreement, incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC on January 3, 2020.
10.2

Manufacturing and Supply Amending Agreement #1, effective as of March 16, 2020, between ThermoGenesis Corp. and CBR Systems, Inc., incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC on March 20, 2020.

10.3

Payment Protection Program Loan and Promissory note between ThermoGenesis Holdings, Inc. and Comerica Bank dated April 21, 2020, incorporated by reference to Exhibit 10.5 to Form 10-Q filed with the SEC on August 14, 2020.

10.4†	Supply Agreement dated as of April 22, 2020, between ThermoGenesis Corp. and ImmuneCyte Life Sciences Inc., incorporated by reference to Exhibit 10.1 to Form 8-K filed April 28, 2020.
10.5	Fourth Amendment to the ThermoGenesis Holdings, Inc. 2016 Equity Incentive Plan, Effective June 4, 2020, incorporated by reference to Exhibit 10.1 to Form 8-K filed June 9, 2020.
10.6	Form of Stock Option Agreement dated as of June 4, 2020, incorporated by reference to Exhibit 10.2 to Form 8-K filed June 9, 2020.
10.7†

Manufacturing and Supply Amending Agreement #2, between ThermoGenesis Holdings, Inc. and CBR Systems dated as of July 13, 2020, incorporated by reference to Exhibit 10.1 to Form 8-K filed July 17, 2020.

10.8

Reorganization and Share Exchange Agreement, dated January 1, 2019, among ThermoGenesis Corp., ThermoGenesis Holdings, Inc., CARTXpress Bio, Inc., Bay City Capital Fund V. L.P. and Bay City Capital Fund V. Co-Investment Fund, L.P., incorporated by referenced to Exhibit 10.1 to Form 8-K filed with the SEC on January 4, 2019.

10.9

Voting Agreement, dated January 1, 2019, among CARTXpress Bio, Inc., ThermoGenesis Corp., Bay City Capital Fund V, L.P., and Bay City Capital Fund V Co-Investment Fund, L.P., incorporated by referenced to Exhibit 10.2 to Form 8-K filed with the SEC on January 4, 2019.

10.10

Right of First Refusal and Co-Sale Agreement, dated January 1, 2019, among CARTXpress Bio, Inc., ThermoGenesis Corp., Bay City Capital Fund V, L.P., and Bay City Capital Fund V Co-Investment Fund, L.P., incorporated by referenced to Exhibit 10.4 to Form 8-K filed with the SEC on January 4, 2019.

10.11

Investors’ Rights Agreement, dated January 1, 2019, between CARTXpress Bio, Inc., Bay City Capital Fund V, L.P. and Bay City Capital Fund V Co-Investment Fund, L.P., incorporated by reference to Exhibit 10.3 to Form 8-K filed with the SEC on January 4, 2019.

10.12	Amended and Restated Certificate of Incorporation of CARTXpress Bio, Inc., incorporated by reference to Exhibit 10.5 to Form 8-K filed with the SEC on January 4, 2019.
10.13

Supply Agreement, dated as of August 30, 2019, between Corning Incorporated and ThermoGenesis Holdings, Inc., incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC on September 6, 2019.

10.14

Supply Agreement, dated November 22, 2019 between ThermoGenesis Holdings, Inc and ImmuneCyte Life Sciences Inc., incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC on November 22, 2019.

10.15

Contribution Agreement, dated November 22, 2019 between ThermoGenesis Holdings, Inc and ImmuneCyte Life Sciences Inc., incorporated by reference to Exhibit 10.2 to Form 8-K filed with the SEC on November 22, 2019.

10.16

Stockholder’s Agreement, dated November 22, 2019 between ThermoGenesis Holdings, Inc and ImmuneCyte Life Sciences Inc., incorporated by reference to Exhibit 10.3 to Form 8-K filed with the SEC on November 22, 2019.

10.17

Joint Venture Agreement, dated October 21, 2019, between ThermoGenesis Holdings, Inc. and Healthbanks Biotech (USA) Inc., and ImmuneCyte Life Sciences, Inc., incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC on October 22, 2019.

10.18

Amendment No.1, dated August 12, 2019 but effective as of July 23, 2019, to the Convertible Promissory Note, dated July 23, 2019 between ThermoGenesis Holdings, Inc. and Orbrex (USA) Co. Limited, incorporated by reference to Exhibit 10.4 to Form 10-Q filed with the SEC on August 13, 2019.

10.19#	ThermoGenesis Holdings, Inc. Amended 2016 Equity Incentive Plan, incorporated by reference to Exhibit 10.5 to Form 10-Q filed with the SEC on August 13, 2019.
10.20*

Sixth Amended and Restated Technology License and Escrow Agreement between the Company, ThermoGenesis Corp. and CBR Systems, effective May 15, 2017, incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC on May 31, 2017.

10.21	Purchase Agreement between the Company and Boyalife Investment Inc. and Boyalife (Hong Kong) Limited, incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC on February 3, 2016.
10.22	Form of Nomination and Voting Agreement, incorporated by reference to Exhibit 10.4 to Form 8-K filed with the SEC on February 3, 2016.
10.23#	Amended and Restated 2006 Equity Incentive Plan, incorporated by reference to Exhibit 10.6.1 to Form 8-K filed with the SEC on May 1, 2014.
10.24	Form of Security Agreement, incorporated by reference to Exhibit 10.5 to Form 8-K filed on February 3, 2016.
10.25	Form of Indemnification Agreement, incorporated by reference to Exhibit 10.1 to Form 8-K/A filed with the SEC on November 17, 2016.
10.26#	Form of Notice of Grant of Stock Options and Option Agreement, incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC on May 11, 2017.

10.27#	Executive Employment Agreement, dated November 13, 2017, between the Company and Xiaochun Xu, incorporated by reference to Exhibit 10.2 to Form 8-K filed with the SEC on November 15, 2017.
10.28#	Form of Stock Option Agreement, incorporated by reference to Exhibit 10.4 to Form 8-K filed with the SEC on November 15, 2017.
10.29*	Exclusive License Agreement, dated March 12, 2018, between ThermoGenesis Corp. and IncoCell Tianjin Ltd., incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC on March 16, 2018.
10.30

First Amended and Restated Revolving Credit Agreement, dated April 16, 2018, between Cesca Therapeutics Inc. and Boyalife Asset Holding II, Inc., incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC on April 18, 2018.

10.31

Second Amended and Restated Convertible Promissory Note, dated April 16, 2018, issued by Cesca Therapeutics Inc. to Boyalife Asset Holding II, Inc., incorporated by reference to Exhibit 10.2 to Form 8-K filed with the SEC on April 18, 2018.

10.32

Amendment No. 1 to Second Amended and Restated Convertible Promissory Note, dated March 4, 2022, Second Amended and Restated Convertible Promissory Note, dated April 16, 2018, issued by ThermoGenesis Holdings, Inc. to Boyalife Asset Holding II, Inc., incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC on March 8, 2022.

10.33

First Amended and Restated Nomination and Voting Agreement, dated April 16, 2018, between Cesca Therapeutics Inc. and Boyalife (Hong Kong) Limited, incorporated by reference to Exhibit 10.3 to Form 8-K filed with the SEC on April 18, 2018.

10.34

Amendment No. 1 to First Amended and Restated Revolving Credit Agreement, dated May 7, 2018, between Cesca Therapeutics Inc. and Boyalife Asset Holding II, Inc., incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC on May 7, 2018.

10.35

Amendment No. 2 to First Amended and Restated Revolving Credit Agreement, dated March 4, 2022, ThermoGenesis Holdings, Inc. and Boyalife Asset Holding II, Inc., incorporated by reference to Exhibit 10.2 to Form 8-K filed with the SEC on March 8, 2022.

10.36#	Form of Stock Option Agreement, incorporated by reference to Exhibit 10.2 to Form 8-K filed with the SEC on December 19, 2018.
10.37

License and Technology Access Agreement, dated March 24, 2022, between ThermoGenesis Holdings, Inc. and Boyalife Genomics Tianjin Ltd., incorporated by reference to Exhibit 10.1 to Form 8-K filed on March 28, 2022.

10.38	Lease Agreement, dated March 24, 2022, between ThermoGenesis Holdings, Inc. and Z3 Investment LLC, incorporated by reference to Exhibit 10.2 to Form 8-K filed on March 28, 2022.
10.39	Form of Securities Purchase Agreement.
10.40	Form of Common Warrant.
10.41**	Form of Pre-Funded Warrant.
10.42	Amendment No. 2, dated July 25, 2022, to Convertible Promissory Note, dated July 23, 2019, between ThermoGenesis Holdings, Inc. and Orbrex (USA) Co. Limited., incorporated by reference to Exhibit 10.1 to Form 8-K filed July 28, 2022.
21.1	Subsidiaries (Incorporated by reference to Exhibit 21.1 to Form 10-K filed with the SEC on March 28, 2022)
23.1	Consent of Marcum LLP, Independent Registered Public Accounting Firm
23.2**	Consent of Foley & Lardner LLP (to be included in Exhibit 5.1).
24.1**	Power of Attorney (included on signature page).
107**	Filing Fee Table.

Footnotes to Exhibit Index

#	Represents a management contract or compensatory plan, contract or arrangement.
*

Confidential treatment has been requested for certain confidential portions of this exhibit pursuant to Rule 24b-2 under the Exchange Act. In accordance with Rule 24b-2, these confidential portions have been omitted from this exhibit and filed separately with the SEC.

†

Portions of this exhibit has been redacted because the Company has determined that such information (i) is not material and (ii) would likely cause competitive harm to the Company if it were to be publicly disclosed.

**	Previously filed.

(b) Financial Statement Schedules.

All schedules are omitted because they are not required, are not applicable, or the information is included in the financial statements or the related notes to financial statements thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)         To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act to any purchaser:

If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)         That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Cordova, State of California, on this 14th day of October, 2022.

ThermoGenesis Holdings, Inc.

By:	/s/ Xiaochun Xu
Xiaochun “Chris” Xu, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Xiaochun Xu	Chief Executive Officer and Chairman of the Board	October 14, 2022
Xiaochun “Chris” Xu	(Principal Executive Officer)

/s/ Jeffery Cauble	Chief Financial Officer	October 14, 2022
Jeffery Cauble	(Principal Financial Officer and Accounting Officer)

/s/ *	Chief Operating Officer and Director	October 14, 2022
Haihong Zhu

/s/ *	Director	October 14, 2022
Russell Medford

/s/ *	Director	October 14, 2022
Joseph Thomis

/s/ Vivian Liu	Director	October 14, 2022
Vivian Liu

* By: /s/ Xiaochun Xu

Xiaochun “Chris” Xu, as attorney-in-fact

S-1